Exhibit 10.3
AGILENT TECHNOLOGIES AND BIOTROVE
CO-MARKETING AGREEMENT

BETWEEN	BioTrove Inc.
12 Gill Street, Suite 4000
Woburn, MA 01801-1728
(hereinafter “ BIOTROVE”)

AND	Agilent Technologies
R&D and Marketing GmbH & Co. KG:
Hewlett-Packard Str. 8
76337 Waldbronn, Germany
(hereinafter “AGILENT”)
RECITALS
It is mutually agreed as follows:
1. CO-MARKETING PROGRAMS
a)	a) The Parties agree to development of joint marketing programs which will initially include the following:
•	Joint development and delivery of technical sales training to the respective sales, support and marketing employees of the Parties. The concrete content of such training will be agreed upon in writing between the parties.

•	Press releases announcing the cooperation

•	Access to each others sales and product literature

•	Access to use of each others Insignias
Other co-marketing activities will be mutually agreed in writing on as appropriate.

b)	Details of initial co-marketing activities are set forth in Exhibit A of this Agreement.
2. RELATIONSHIP
a)	The Parties to this Agreement are neither agents nor legal representatives of each other and have no power or authority to represent, act for, bind or commit each other with respect to any products or services. Neither execution nor performance of this Agreement shall be construed to have established any joint venture or partnership between the Parties.

b)	It is understood that this Agreement does not grant to either Party any license or other rights in any products developed by the other party.

c)	No compensation will be exchanged between the Parties.
3. NON-EXCLUSIVE AGREEMENT
a)	This Agreement is made with the express understanding that neither Party is in any way restricted from developing or marketing products that perform the same or similar function as the products developed by the other Party.

b)	Both Parties acknowledge that either Party may enter into similar agreements with other suppliers. However, it is agreed that if either Party intends to enter into an agreement with a third party the fact of such agreement will be communicated to the other Party in this Agreement with at least 3 months written advance notice of when the agreement is to become effective. In this case the Party receiving the notice shall have the right to terminate this Agreement.

c)	Both Parties acknowledge that each party has software products that are not included within this Agreement and that only products listed in Exhibit B or any separate agreement the Parties may enter into in writing are subject to the provisions of this Agreement.
4. PARTIES RESPONSIBILITIES
a)	The Parties agree to furnish each other with a reasonable quantity of specific, published promotional information relating to Products. There shall be no obligation on the part of either Party to provide disclosure, in whole or in part, of a Party’s customer lists. To the extent either Party discloses to the other Party customer information, such disclosures shall be strictly limited to the purposes covered by this Agreement and making sales of the Products.

b)	The Parties hereto shall treat all facts and information from the other Party either provided in writing or other tangible form and clearly marked as confidential, or provided orally or in other intangible form, clearly indicated at the time of disclosure as being confidential, as well as the agreements the Parties wish to enter into (hereinafter “Confidential Information”), strictly confidential and shall not divulge or disclose the same to third parties unless such Confidential Information was released by the Parties hereto or if it is now or subsequently becomes part of the public domain without any breach of obligations under this Agreement. In so doing, the Parties hereto shall apply the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as they use to protect its own confidential information of a like nature. Each Party shall be responsible for ensuring that proper notice of any existing copyright or other proprietary right in the software and associated documentation or training manuals properly appears thereon. The Parties may pass Confidential Information to its subsidiaries and affiliates, as well as to the group of companies they belong to, in which event: (a) these companies may only use the Confidential Information to the same extent the receiving Party is permitted to do so hereunder and (b) the receiving Party hereby warrants that these companies will abide by this Agreement.

c)	The obligations concerning Confidential Information shall cease three years after termination of this Agreement.
5. REPRESENTATION BY PARTIES
a)	Each Party may, where appropriate, acknowledge familiarity with the other Party’s Product. The Parties shall not make any claims about the products of the other Party apart from the current information published by the Parties.

b)	Each Party shall only use the other Party’s name to indicate the identity of the manufacturer of that other Party’s Product. Each Party may state that the other Party’s Product is included in or may be used with its Product, but except for the use of the Trademarks as provided herein, may not use the other Party’s logo or other marks or symbols without the other Party’s prior written approval. Pursuant to the license set forth in Paragraph 1a), each Party shall indicate ownership of the other Party’s Trademarks in any advertising, promotional or other written or readable material containing any such Trademarks that the other Party may create during the Term of this Agreement. Each Party may use the other’s Trademarks only for purposes of promoting and selling the products listed in Exhibit B and shall make no other use of the Trademarks, or use any trademark or trade name that may be confusingly similar to any of such Trademarks, without the other Party’s prior written approval. Each Party may not apply for registration of the other’s Trademarks or trade names, or any trademark or trade name that may be confusingly similar to any of such Trademarks or trade names, under the laws of any jurisdiction. Each Party shall obtain the other Party’s prior approval, which that Party shall not deny unreasonably, of all advertising, publicity or promotion that uses any Trademarks or discusses the products in any way, other than that set forth in Appendix A.

c)	Each Party shall not commit to or carry out any modification of any Product of the other Party except under the terms of a separate written agreement entered into by the Parties.
6. WARRANTIES AND INDEMNIFICATION
a)	The Parties warrant that they own or have the legal right to distribute their respective Product and provide all services and portions thereof referenced or required under this Agreement.

b)	Each Party warrants that its Product, services and portions thereof referenced or required under this Agreement do not infringe or violate any patent, copyright, trademark, trade secret, or other property right of any third party.

c)	Each Party agrees to indemnify and hold the other Party entirely harmless from any and all loss, cost, claim, damage, settlement or judgment, including any expenses or reasonable attorney’s fees, arising out of any breach of any of the above warranties or representations.

d)	Neither Party shall be liable to the other, except as provided in paragraph 6(c), above, for any indirect, consequential or special damages arising hereunder. This limitation of liability shall not apply in the case of intentional acts or omissions or in the case where the law on product liability provides that liability will be compulsory.
7. TERM
a)	This Agreement shall terminate exactly one year from its effective date. It is anticipated by the Parties that the specific products and services included within the Agreement may change during the one year term but such changes shall not effect the Agreement’s termination date. Any product or service that is not listed in this Agreement at its effective date shall only be included in this Agreement by written amendment signed by both Parties that explicitly states that it is an amendment to this Agreement.

b)	Either Party may terminate without cause the entire Agreement at any time after 6 months from the effective date of this Agreement upon 30 days written notice to the other Party.

c)	Upon termination of this Agreement, the trademark license granted in Paragraph 1(a), and all rights to use the Trademarks, shall automatically cease. Each Party shall be provided a reasonable time to exhaust its inventory of Product bearing the other Party’s Trademarks not to exceed twelve (12) months from termination, except that in the event of termination due to a material breach of the terms of the Agreement or misuse of the Trademarks, the breaching Party shall cease all uses of the other Party’s Trademarks immediately and will have no right to phase out any remaining inventory containing or bearing the Trademarks.
8. RELATED PARTIES
The provisions of this Agreement shall inure to the benefit of, and create binding obligations upon, the following related entities of the Parties.
a)	With respect to AGILENT: All employees, regardless of geographic location, of the Pharmaceutical Solutions Business Unit (PSBU) of Agilent Technologies’ Life Science and Chemical Analysis Group (LSCA).

b)	With respect to BIOTROVE: All employees, regardless of geographical location.

9. OTHER PROVISIONS
a)	This Agreement shall be governed and interpreted under the laws of the State of California, United States of America.

b)	This Agreement may not be transferred or assigned by either Party either in whole or in part, without the prior written consent of the other Party, which will not be unreasonably withheld.

c)	Any headings in this Agreement are for reference only and shall not be construed as terms.

d)	This Agreement constitutes the general understanding between the Parties with respect to the matters set forth, merging or superseding all prior understandings, representations, proposals or communications, whether oral or written. This Agreement may only be modified in writing with a document signed by both Parties. This requirement of form may only be waived by a written agreement signed by both Parties.

e)	THE OBLIGATIONS OF THIS AGREEMENT SHALL NOT APPLY TO SITUATIONS IN WHICH THE PROVISIONS HEREIN ARE PROHIBITED BY LOCAL LAW OR REGULATION.

f)	The effective date of this Agreement is 01.September, 2007.

g)	All Exhibits will be an essential part of this Agreement.

AGREED TO:			AGREED TO:

BIOTROVE:	/s/ Al Luderer		AGILENT:	/s/ Markus Jaquemar

	Authorized Representative Signature			Authorized Representative Signature

	Name:	Al Luderer		Name:	Markus Jaquemar
	Title:	President and CEO		Title:	Marketing Manager
	Address:	12 Gill St. Suite 4000 Woburn, MA 01801-1728 USA		Address:	Hewlett-Packard Str. 8 76337 Waldbronn Germany

September 28, 2007

EXHIBIT A
Terms of Co-Marketing Program
Joint Marketing Activities
BIOTROVE and AGILENT will work to develop joint marketing related materials and events in support of this co-marketing activity. These materials and events include the following:
(a)	Product Exchange — The Parties may provide each other with their respective products (listed in Exhibit B) for compatibility testing, product development and training.

(b)	Technical Sales Training — The Parties will provide to their own sales and support organization detailed training and positioning with respect to the co-marketing activities established in this Agreement, including the lead exchange program between AGILENT and BIOTROVE.

(c)	Press Releases — All publicly disseminated information through press releases or otherwise with respect to the co-marketing activities between AGILENT and BIOTROVE require the prior written approval of both Parties.

(d)	Trade Shows — The Parties may include in their respective booths at trade shows product-related materials, signs, and if possible or practical, hardware and software products of the other Party listed in this Agreement.

(e)	Other co-marketing activities as the Parties may mutually agree upon in writing during the term of this Agreement.

EXHIBIT B
Products Covered by this CMA
AGILENT

Product #	Product Name
G6410A	Triple Quadrupole Mass Spectrometer
Other Requirements
BIOTROVE

Product #	Product Name
RF-MS	RapidFire™ High-Throughput Massachusetts Spectrometry System

February 15, 2008
[BioTrove logo]
BioTrove, Inc.
12 Gill Street, Suite 4000
Woburn, MA 01801-1728
tel: 781 721 3600 fax: 781 721 3601
Dr. Jaquemar,
The original Co-Marketing Agreement between Agilent Technologies and BioTrove, Inc. dated September 1st 2007 has a term of 1 year, as detailed in section 7 subsection “a”. This letter amends the term of the contract, as agreed upon by Agilent Technologies and BioTrove, to a term of 2 years. Section 7 subsection “a” of the Agreement will be amended to read as follows:
     7. TERM
a)	This Agreement shall terminate exactly two years from its effective date. It is anticipated by the Parties that the specific products and services included within the Agreement may change during the one year term but such changes shall not effect the Agreement’s termination date. Any product or service that is not listed in this Agreement at its effective date shall only be included in this Agreement by written amendment signed by both Parties that explicitly states that it is an amendment to this Agreement.
Please sign below and return an executed original of the Letter Amendment to my attention at BioTrove.

Very truly yours,
/s/ Can Ozbal
Can Ozbal
Vice President and General Manager, RapidFire

AGREED: Agilent Technologies

By:	/s/ Markus Jaquemar
	Name:	Markus Jaquemar
	Title:	Marketing Director LSSU
Date:	February 22, 2008